Exhibit 99.2

TapImmune Issues Update: Multiple Phase 2 Trials, over $9 Million in New

Funding & NASDAQ Uplisting Application

JACKSONVILLE, Florida, September 6, 2016 / TapImmune, Inc. (TPIV), a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease, today issued a shareholder update regarding significant recent financial, clinical and regulatory milestones achieved, as well as an outlook on future catalysts.

Dear Shareholders:

We believe recent events have been transformative for TapImmune. We believe we are now funded to execute on the 4 Phase 2 clinical trials for our lead cancer vaccine TPIV 200, two of which have already started treating patients, with two more trials slated to commence enrollment in the coming few quarters. Our second cancer vaccine product, TPIV 110, is currently expected to enter a Phase 2 trial early in 2017. Based on the strength of our cancer vaccine technology, we have established collaborations with some of the top medical, biopharmaceutical, and governmental organizations in the world. Also, the U.S. Food and Drug Administration (FDA) has granted TPIV 200 Fast Track designation and Orphan Drug status. We look forward to a very active upcoming 18 months in which we anticipate the achievement of numerous clinical and corporate milestones. The following is an update on recent events and upcoming catalysts:

•	$9.0 Million Equity Raise & Elimination of $29 Million Derivative Liability

A number of our current investors have exercised a total of 12 million warrants, resulting in a $6 million cash infusion for TapImmune. We also recently closed on an additional $3 million financing through a private equity placement. Simultaneous to these transactions, certain of our outstanding warrants were restructured, leading to the elimination of $29 million of derivative liability. These two actions have bolstered the Company’s balance sheet.

•	NASDAQ Uplisting & Funding to Support 4 Phase 2 Trials

The $9 million cash influx, combined with the elimination of the derivative liability creates a balance sheet for TapImmune that enabled us to apply for an uplisting of our common stock to the NASDAQ Capital Market. It also provides available cash to execute on the 4 Phase 2 trials of our lead clinical candidate TPIV 200, while also providing funding for the continued advancement of our second clinical candidate TPIV 110, slated to enter Phase 2.

•	Key Executive Management Team Appointments

We recently bolstered our executive management team with the appointments of Dr. John Bonfiglio as President and Chief Operating Officer and Michael J. Loiacono as Chief Financial Officer, Chief Accounting Officer, and Corporate Secretary. Both previously served as consultants to TapImmune. Dr. Bonfiglio is an experienced biotech CEO who has led publicly traded companies through effective fund raising, successful clinical trials, and an uplisting to a major national stock exchange. Mr. Loiacono previously served as a publicly company CFO in charge of overall corporate strategy, mergers and acquisitions, corporate finance, and treasury.

•	Enrolling Patients: Phase 2 TPIV 200 Trial in Triple Negative Breast Cancer

We have opened 8 clinical sites and begun treating patients in a Phase 2 trial of our Folate Receptor Alpha cancer vaccine, TPIV 200, in the treatment of triple negative breast cancer, one of the most difficult to treat cancers representing a clear unmet medical need. The open-label, 80 patient clinical trial is designed to evaluate dosing regimens, adjuvants, efficacy, and immune responses in women with triple negative breast cancer. Key data from the trial is expected to be included in a future New Drug Application submission to the FDA for marketing clearance. This trial is sponsored and conducted by TapImmune.

•	Enrolling Patients: Phase 2 Trial at Memorial Sloan Kettering of TPIV 200 in Ovarian Cancer

A Phase 2 study of TPIV 200 in ovarian cancer patients who are not responsive to platinum, a commonly used chemotherapy for ovarian cancer, sponsored by Memorial Sloan Kettering Cancer Center, and in collaboration with AstraZeneca and TapImmune has begun enrollment for a 40 patient study. The open-label study is designed to evaluate a combination therapy which includes our TPIV 200 T-cell vaccine and AstraZeneca’s checkpoint inhibitor, durvalumab. Because they are unresponsive to platinum, these patients have no real options left. If the combination therapy proves effective, we believe it would address a critical unmet need. TPIV 200 has received Orphan Drug designation for use in the treatment of ovarian cancer.

•	Enrollment to Commence in Q4 2016: Phase 2 Mayo Clinic-U.S. DOD Trial of TPIV 200 in Triple Negative Breast Cancer

We anticipate this Phase 2 study of TPIV 200 in the treatment of triple negative breast cancer, conducted by the Mayo Clinic and sponsored by the U.S. Department of Defense (DOD), will begin to enroll patients in the fourth quarter of this year. The anticipated 280 patient study will be led by Dr. Keith Knutson of the Mayo Clinic in Jacksonville, Florida. Dr. Knutson is the inventor of the technology and an advisor to TapImmune. While TapImmune is supplying doses of TPIV 200 for the trial, the remaining costs associated with conducting this study will be funded by a $13.3 million grant made by the DOD to the Mayo Clinic.

•	Clinical Sites to Open in Q4 2016: Phase 2 TPIV 200 Trial in Platinum-Sensitive Ovarian Cancer

By the end of 2016, we expect to have at least one clinical site open in a Phase 2 trial of TPIV 200 in 80 ovarian cancer patients who are responsive to platinum. We have received the FDA’s Fast Track designation to develop TPIV 200 as a maintenance therapy in combination with platinum, in platinum responsive ovarian cancer. This multi-center, double-blind efficacy study is sponsored and conducted by TapImmune.

•	Open IND with FDA for TPIV 110 in Q4 2016: Phase 2 Protocol Now in Preparation

We have reformulated our second cancer vaccine product, TPIV 110, following very strong safety and immune responses from a Phase 1 Mayo Clinic study. TPIV 110 targets Her2/neu, which makes it applicable to breast, ovarian and colorectal cancer. The reformulated product adds a fifth antigen which should produce an even more robust immune response activating both CD4+ and CD8+ T-cells. We have requested a pre-Investigational New Drug (IND) meeting with the FDA and submitted questions to the FDA related to opening the IND. A response from the FDA is expected in September and we anticipate having an open IND by year-end pending comments from FDA. The protocol for a Phase 2 trial of TPIV 110 in the treatment of Her2/neu positive breast cancer patients has been designed and is now being reviewed by our Scientific Advisory Board and collaborators.

•	TPIV Products are Off-the-Shelf, Commercially Viable, with Excellent Potential Margins

We are continuously working on improving our product formulation and supply. We believe TPIV 200 and TPIV 110 are both very stable, off-the-shelf, lyophilized products that only require reconstitution at the clinical site before injection. We believe the investments we have made in the formulation work we have performed will result in a commercially viable product with excellent potential profit margins.

•	Robust Product Data & Independent Vetting Key to High-Value Collaborations

We believe the Phase 1 data produced for both TPIV 200 and TPIV 110 in collaboration with the Mayo Clinic are the driving force behind the high-value collaborations we have been able to maintain and establish with organizations including Mayo Clinic, AstraZeneca, Sloan Kettering, and the U.S. Department of Defense. As we move forward into advancing the Phase 2 studies, some of which are represent collaboration with prestigious third party organizations, we believe this represents further independent vetting of potential of our technology.

Sincerely,

Glynn Wilson, Ph.D.

Chairman and Chief Executive Officer

TapImmune, Inc.

About TapImmune Inc.

TapImmune Inc. is an immune-oncology company specializing in the development of innovative technologies for the treatment of cancer, including metastasis, and infectious disease. The Company’s peptide or nucleic acid-based immunotherapeutics, comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patients’ killer T-cells, helper T-cells and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The Company’s technologies may be used as stand-alone medications or in combination with current treatment modalities. Please visit the Company’s website at www.tapimmune.com for details.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development and the ability to successfully commercialize TPIV 200 as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.,

Glynn Wilson, Ph.D.

Chairman & CEO

(866)-359-7541